Exhibit 10.2
TOM HILL CHAIRMAN AND CHIEF EXECUTIVE OFFICER	P.O. BOX 385014 BIRMINGHAM, ALABAMA 35238-5014 TELEPHONE: (205) 298-3791 FAX: (205) 298-2961

June 19, 2018

Ms. Suzanne H. Wood
9608 Barnburgh Lane
Huntersville, NC 28078

Dear Suzanne:
  Following our discussions, and based on the unanimous support of the management team of Vulcan Materials Company ("Vulcan") and the Board of Directors of Vulcan (the "Board"), I am pleased to confirm the terms of our employment offer to you, as set forth in this letter, commencing on September 1, 2018 (the "Start Date"). In some instances, reference will be made to attachments to Securities and Exchange Commission public filings and the indicated filings will be incorporated into this offer letter by reference.

Position; Location
  The position offered is Senior Vice President and Chief Financial Officer of Vulcan. In this position, you would report to the Chief Executive Officer of Vulcan and your services would be performed at Vulcan's headquarters in Birmingham, Alabama (subject to such travel to other locations as business requires). You would be a member of the Executive Committee of Vulcan, which consists of our senior corporate officers and the heads of our business units. While employed by Vulcan, you would devote your full business time and attention during normal business hours to the business and affairs of Vulcan.

Base Salary
  Your initial annual base salary would be $650,000, payable in accordance with Vulcan's normal payroll practices applicable to executive officers.

Annual Short-Term Incentive Eligibility
  While employed by Vulcan, with respect to each completed fiscal year of Vulcan ending following the Start Date, you would be eligible to receive an annual short-term incentive bonus, with a target bonus opportunity equal to 85% of your annual base salary (or currently $552,500) and a maximum bonus opportunity equal to 250% of the target opportunity (or currently $1,381,250). Actual award amounts would be determined by the Compensation Committee of the Board (the "Compensation Committee") based on Vulcan's performance and your personal performance and subject to the terms of Vulcan's annual incentive plan applicable to executive officers as in effect from time to time. The annual short-term incentive bonus payable to you in respect of fiscal year 2018 would be prorated based on the number of months elapsed between the Start Date and December 31, 2018.
Annual Long-Term Incentive Award Eligibility
  While employed by Vulcan, with respect to each completed fiscal year of Vulcan ending following your Start Date, you would be eligible to receive an annual long-term incentive award, based on a target long-term incentive award opportunity equal to 215% of your annual base salary with respect to the fiscal year for which such award is granted (or currently, $1,397,500). Actual long-term incentive awards would be determined by the Compensation Committee, subject to the terms of Vulcan's annual incentive program applicable to executive officers as in effect from time to time. The first such annual grant is expected to occur in February 2019. While the form of the annual awards may change from time to time, the long-term incentive awards granted to senior officers in 2018 were a combination of Stock Only Stock Appreciation Rights and Performance Share Units.
  Long-term incentive awards are granted under the terms of our 2016 Omnibus Long-Term Incentive (LTI) Plan, as amended, as previously publicly filed with the Securities and Exchange Commission. The form of award agreements with respect to your future annual awards would be consistent with the forms applicable to other executive officers of Vulcan generally. Please note that Vulcan's current forms of award agreements contain restrictive covenants prohibiting the recipient from soliciting Vulcan's customers and employees.
Long Term Incentive Award - Hiring Grant
  Effective as of the Start Date, you would receive an award of restricted stock units in respect of 3,500 shares of Vulcan common stock (the "Initial RSU Award"). The Initial RSU Award would cliff vest on the third anniversary of the Start Date, subject to your continued employment on such date. Except as otherwise provided herein, the Initial RSU Award would have terms and conditions substantially similar to the terms of the restricted stock unit award agreements that have · been previously publicly filed with the Securities and Exchange Commission.

Other Benefits
  You would be eligible to participate in the Vulcan Materials Company 401(k) Profit Sharing and Retirement Plan and other health and welfare benefit plans in which other similarly situated executives of Vulcan are eligible to participate from time to time. A summary of these programs has been provided to you. You will be eligible for all the terms and benefits of our relocation policy. In addition, effective as of the Start Date, you would become a party to a Change of Control Employment Agreement, substantially in the form attached hereto.
Confidentiality
  You would hold in a fiduciary capacity for the benefit of Vulcan all secret or confidential information, knowledge or data relating to Vulcan or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by Vulcan or any of its affiliated companies and which shall not be or become public knowledge ( other than by your acts in violation of this letter). After termination of your employment with Vulcan, you shall not, without the prior written consent of Vulcan or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Vulcan and those designated by it. Notwithstanding any provision of this letter to the contrary, the provisions of this letter are not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising your legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).
Company Policies
  You would be subject to all policies of Vulcan, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of Vulcan, as each policy is adopted or amended from time to time.
Representations
  You acknowledge and warrant that you are currently free to commence employment with Vulcan pursuant to the terms of this letter and you are not restricted in any way, including by way of restrictive covenants with prior employers, from fulfilling all of the duties set forth in this letter.
Other Conditions
  Our offer of employment is subject to your successful completion of a pre-employment physical examination that includes a drug screening and satisfactory completion of a background check.

  Suzanne, we are all convinced that your skills and experience will materially enhance the overall capability of our management team and that you have the qualities required to assume broader and higher levels of responsibility in the future.
  If this letter correctly sets forth our agreement, please return a signed copy of this letter to me. We look forward to having you as part of our senior management team.

/s/ J. Thomas Hill J. Thomas Hill /s/ Suzanne H. Wood Suzanne H. Wood	June 26, 2018 Date June 26, 2018 Date

Attachments
Form of Change of Control Agreement